Exhibit 99.2
America’s small business insurance specialist.®
news release

February 26, 2008	For Immediate Release

Employers Holdings, Inc. Announces $100 Million Stock Repurchase Program and Declares Dividend Payment

Reno, Nev.—Feb. 26, 2008—Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today announced that the EHI Board of Directors has authorized a stock repurchase program for up to $100 million of the Company’s common stock. The Company expects that shares will be purchased from time to time at prevailing market prices through June 30, 2009, in open market or private transactions, in accord with applicable laws and regulations, and subject to market conditions and other factors. The Company has no obligation to repurchase shares under the authorization and repurchases may be commenced or suspended from time to time without prior notice.

EHI President and Chief Executive Officer Douglas D. Dirks said, “Our strong capital position is the result of our continuing, solid profitability. Even with our 2008 capital plans, our capital position is stronger than what is typical in the industry. This repurchase program demonstrates our continued confidence in the value of our Company.”

In other action, the EHI Board of Directors declared a first quarter cash dividend of six cents ($0.06) per share of common stock. The dividend is payable on March 27, 2008, to shareholders of record as of March 7, 2008.

This news release may contain forward-looking statements regarding the future performance of Employers Holdings, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, the discretion of Employers Holdings, Inc.'s Board of Directors with respect to the payment of future dividends based on its periodic review of factors that ordinarily affect dividend policy, such as current and prospective financial condition, earnings and liquidity, prospective business conditions and regulatory, legislative or industry factors. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Employers Holdings, Inc. and its subsidiaries are contained in its Annual Report on Form 10-K for the year ended Dec. 31, 2006 and its Quarterly Report and Form 10-Q for the quarter ended September 30, 2007, filed with the SEC. Employers Holdings, Inc. undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low-to-medium hazard industries. The company, through its subsidiaries, operates in 11 states from 13 office locations. The company's insurance subsidiaries, Employers Insurance Company of Nevada and Employers Compensation Insurance Company are rated A- (Excellent) by the A.M. Best Company.

Contact
Investors: Vicki Erickson, Vice President, Investor Relations, (775) 327-2794, verickson@employers.com
Media: Trish White, Director, Corporate Communications, (775) 327-2636, twhite@employers.com.

Copyright © 2008 EMPLOYERS. All rights reserved. EMPLOYERS and America's small business insurance specialists are registered trademarks of Employers Insurance Company of Nevada. Workers' compensation insurance and services are offered through Employers Compensation Insurance Company and Employers Insurance Company of Nevada.